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                                                                    EXHIBIT 10.1

                                   ADVO, INC.

                              EMPLOYMENT AGREEMENT

To S. SCOTT HARDING:

      This Agreement establishes the terms of your employment with ADVO, Inc., a Delaware corporation (the "COMPANY") and is contingent upon approval of this Agreement by the Company's Board of Directors (the "BOARD") and upon your satisfying the Company's normal requirements for employability.

EMPLOYMENT AND DUTIES         You and the Company agree to your employment as
                              Chief Executive Officer ("CEO") on the terms contained below. In such position, you will report directly to the Board. You agree to perform whatever duties the Board may assign you from time to time that are reasonably consistent with services performed by the chief executive officers of similar companies. You will also, without further compensation, serve in such other offices at the Company or its subsidiaries to which you are elected or appointed. During your employment, you agree to devote your full business time, attention, and energies to performing those duties
                              (except as the Board otherwise agrees from time to time). You agree to comply with the noncompetition, secrecy, and other provisions of Exhibit A to this Agreement and with the Company's
                              Stock Ownership Guidelines.

BOARD MEMBERSHIP              The Board will appoint you to a seat on the Board.

TERM OF EMPLOYMENT            Your employment under this Agreement begins as of
                              October 15, 2004 (the "EFFECTIVE DATE"). Unless sooner terminated or later extended under this Agreement, your employment ends at 6:00 p.m.
                              Eastern Time on the third anniversary of the Effective Date (the "INITIAL TERM"). Unless, at least 90 days before the Initial Term (including any extensions) would otherwise expire (an
                              "EXPIRATION DATE"), either you or the Company has notified the other of an intent to terminate this Agreement as of the then upcoming Expiration Date, the Term will automatically extend for one year at a time beginning on each succeeding anniversary of the Effective Date following such Expiration Date.

                              The period running from the Effective Date to the end of your employment under this Agreement is the "TERM."

                              Termination or expiration of this Agreement ends your employment but does not end your obligation to comply with

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                              Exhibit A or the Company's obligation, if any, to
                              make payments under the Payments on Termination and Severance provisions as specified below. If the Company continues to employ you after the Term (such as after a notice of nonrenewal), you will continue to be an at-will employee, but with the notice periods for termination by the Company reduced to 30 days and with no Severance, as provided under EXPIRATION below.

COMPENSATION

      Salary The Company will pay you a monthly salary beginning on the Effective Date at the rate of not less than $64,583.33 in accordance with the Company's generally applicable payroll practices, which is equivalent on an annualized basis to $775,000 (the "SALARY"). The Board will review your Salary annually (beginning in January 2006) for increases but will not reduce your Salary during the Term.

      Signing Bonus           You will receive a lump sum payment of $250,000
                              as soon as practicable after the Effective Date.
                              You agree that you will repay this amount if, before May 1, 2005, you resign without Good Reason or are terminated for Cause.

      Equity                  You will be eligible for such option, restricted
      Incentives              stock, and other equity based incentives in
                              connection with your initial employment and in the future as the Compensation and Nomination
                              Committee (the "COMMITTEE") determines. The
                              Committee has approved an initial grant (the
                              "INITIAL GRANT") to you, effective on November 1, 2004, of (i) an option for 100,000 shares of the Company's common stock vesting in four equal annual installments beginning on November 1, 2005 and (ii) a restricted stock grant for 60,000 shares of common stock, of which 10,000 shares will vest on November 1, 2005, 2006, and 2007, and the remaining 30,000 shares will vest on November
                              1, 2007. The initial grants are under and subject to the Company's 1998 Incentive Compensation Plan
                              (the "1998 PLAN"), require continued employment for grant and vesting (except as specified below), and expire in accordance with the terms of the 1998 Plan. If either you or the Company provides notice of nonextension of this Agreement as of an upcoming Expiration Date (other than on a termination for Cause) before the final tranche of the options and restricted stock in your Initial
                              Grant has vested and your employment ends accordingly, that tranche will continue to vest as though you had remained employed through the vesting dates for those options and that stock, and you will be treated for purposes of the 1998
                              Plan as if your employment ended on that later date; provided, however, that

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                              if the Severance provision would vest your options
                              and restricted stock under the Initial Grant more rapidly, the Severance provision will govern.

      Bonus The Board or the Committee will establish annual bonus targets under which you will be eligible for a target annual bonus equal to 100% of your Salary, determined in a manner consistent with the Company's bonus programs applicable to senior executives.

      Relocation              You agree to relocate to the Windsor, Connecticut
                              area by March 31, 2005 or such later date to which the Board agrees. The Company will cover you under and subject to the terms of its Relocation Policy
                              (Grade Levels M through Q).

      Employee Benefits       While the Company employs you under this
                              Agreement, the Company will provide you with the same benefits as the Company makes generally available from time to time to the Company's senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company's benefit plans will be subject to the terms of the applicable plan documents and the Company's generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

      Car Allowance           You will receive a monthly car allowance of $600,
                              which you acknowledge is taxable to you.

      Air Travel              The Company will make its corporate aircraft
                              available to you for personal use to a maximum annual value of such use during this Agreement of $150,000 (prorated from the Effective Date for
                              2004), with that balance to be reduced using the applicable tax rules for valuation of personal air travel. You acknowledge that the use of the plane will, in some instances, be taxable to you.

      Vacation The Company will provide you with annual vacation, accruing at a rate of 2.08 days per month, and subject to the Company's normal policies regarding vacation.

PLACE OF EMPLOYMENT           Your principal place of employment will be at the
                              corporate offices at Windsor, Connecticut or such other offices as the Company may establish from time to time as its executive offices and to which it assigns you. You understand and agree that your employment will require travel from time to time.

EXPENSES The Company will reimburse you for reasonable and necessary travel and other business-related expenses you incur in performing

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                              your duties for the Company under this Agreement.
                              You must itemize and substantiate all requests for reimbursements. You must submit requests for reimbursement in accordance with the policies and practices of the Company.

NO OTHER EMPLOYMENT           While the Company employs you, you agree that you
                              will not, without the Board's prior written consent, directly or indirectly, provide services for which you receive compensation to any other person or organization, nor will you otherwise engage in activities that would conflict or interfere with your faithful performance of your duties as an employee of the Company. (This prohibition excludes any work performed at the Company's direction.) You may be involved in charitable and professional activities and, with the Board's consent, serve on for profit boards and advisory committees, provided that this permission does not override your other obligations under this Agreement and Exhibit A.
                              You may manage your personal investments, as long as the management takes only minimal amounts of time, is consistent with the provisions of the NO
                              CONFLICTS OF INTEREST Section and the NO
                              COMPETITION Section in Exhibit A, and is otherwise consistent with the policies and practices of the Company.

                              You represent to the Company that you are not subject to any agreement, commitment, or policy of any third party or current or former employer that would prevent you from entering into or performing your duties under this Agreement, and you agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement, including Exhibit A.

NO CONFLICTS OF INTEREST      You confirm that you have fully disclosed to the
                              Company, to the best of your knowledge, all circumstances under which you, your spouse, your immediate relatives, and other persons who reside in your household have or may have a conflict of interest with the Company. You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances. You agree to comply fully with the Company's policy and practices relating to conflicts of interest and its Code of Business
                              Ethics and Conduct.

TERMINATION                   The Company may terminate your employment or you
                              may resign at any time in accordance with this section.

      For Cause               The Company may terminate your employment for
                              "CAUSE" if you:

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                                    (i) fail to comply with any of the material
                                    terms of this Agreement, including Exhibit
                                    A, or neglect or refuse to attend to the material duties you have been assigned;

                                    (ii) commit an act of fraud, material
                                    dishonesty, intentional misappropriation, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company's best interests, or engage in conduct likely to result in any of the foregoing; or

                                    (iii) commit, are convicted of or plead
                                    guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation) or, with respect to your employment, knowingly violate any federal or state securities or tax laws.

                              Your termination for Cause will be effective immediately upon the Company's mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) - (ii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board reasonably considers the situation to be correctable, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction. You agree that the Board will have the discretion to determine Cause and whether your correction is sufficient.

      Without Cause           Subject to the provisions below under Payments on
                              Termination and Severance, the Company may terminate your employment without Cause.

      Disability              If you become "disabled" (as defined below), the
                              Company may terminate your employment. You are "DISABLED" if you are unable, for more than 90 consecutive days or for shorter periods aggregating six months during the Term, despite whatever reasonable accommodations the law requires, to render services to the Company because of physical or mental disability, incapacity, or illness.

      Good Reason             You may resign for Good Reason. "GOOD REASON" for
                              this purpose means that, without your consent, the Company has materially breached this Agreement
                              (and your actions or omissions did not primarily cause or materially contribute to the breach) or the Board assigns you duties materially inconsistent with, or

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                              substantially diminishes, your status or
                              responsibilities as CEO without your consent. GOOD REASON excludes the results of any action the Company takes to comply with the directions of a governmental entity (such as placing you on administrative leave) and also excludes, for the first 90 days following a Change in Control (as defined in Exhibit C), any diminution in your position as a result of a Change in Control (during which 90 day period you agree to assist with any transition). You agree that this employment relationship does not contemplate any grounds for constructive termination other than as Good Reason provides.

                              You must give written notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason or you will waive your rights as to that reason. In the notice, you must state the condition that you consider provides you with Good Reason and you must give the Company an opportunity to cure the condition within 30 days after your notice (with the 30 day period shortened to 10 days if the failure relates to a nonpayment of Salary and such nonpayment is not cured within five days after you provide written notice of such nonpayment to the Company). If the Company fails to cure the condition, your resignation will be effective on the 45th day (or the 20th day for nonpayment of Salary) after your notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period).

                              You will not be treated as resigning for Good Reason if the Company already had Cause to terminate your employment as of the date of your notice of resignation.

      Without Good            You may resign without Good Reason upon 60 days'
      Reason                  prior written notice to the Company (unless the
                              Board has, in writing, previously waived such notice or authorized a shorter notice period).
                              Your notice to the Company of nonextension of the Term will be a resignation.

      Death If you die during the Term, the Term will end as of the date of your death.

      Payments on             Upon any termination of your employment under
      Termination             this Agreement, the Company will pay you any
                              unpaid portion of your Salary pro-rated through the last day of the Term (and, in the Committee's discretion, part or all of any annual bonuses already determined by such date but not yet paid), reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company's policies

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                              and applicable laws), and provide such other
                              benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as provided in the Severance paragraph, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

                              Because you will hold a senior executive position at a public company, you agree that if the Board determines it had Cause to terminate your employment within 90 days after your termination without Cause or resignation for Good Reason, the Company may instead treat the termination or resignation as termination for Cause, and you agree to repay any payments the Company made since the date of termination of employment that the Company would not have paid on a termination for Cause and to forfeit any incentive compensation that would have been forfeited, provided that this provision does not require any restitution with respect to medical benefits you or your family has received.

Severance                     In addition to the foregoing payments, if, before
                              the next scheduled Expiration Date and except as EXPIRATION provides, the Company terminates your employment without Cause or you resign for Good
                              Reason, the Company will

                                    pay you severance equal to your Salary, as then in effect, for 24 months on the same schedule as though you had remained employed during such period, even though you are no longer employed (the "SEVERANCE PERIOD"), in lieu of any bonus for the year of
                                    termination, pay you an additional year's
                                    Salary, ratably over the Severance Period,

                                    fully vest the options and restricted stock in your Initial Grant and allow those options to be exercised (subject to any overriding provisions in the plans under which they are granted) during the Severance Period, and pay any premiums for your continued coverage under post-employment health coverage for the shorter of the Severance Period or the period for which you are eligible for and do elect continuation coverage from the Company under COBRA.

                              If the payments under Severance are in connection with a termination without Cause or resignation for Good Reason within

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                              six months following a Change in Control, the
                              Company will make any cash payments in a single lump sum payment within 30 days after completion of the determination under PARACHUTE PAYMENTS below.

                              You are not required to mitigate amounts payable under the Severance paragraph by seeking other employment or otherwise, nor must you pay over to the Company amounts earned under subsequent employment; however, you agree to return any Severance payments if you fail to comply with Exhibit A.

                              You agree that the Company's payment of Severance is conditioned on your providing a customary general release of all claims relating to your employment, compensation, and termination and such other matters as the Company requests on termination.

EXPIRATION                    Expiration of this Agreement, whether because of
                              notice of non-renewal or otherwise, does not constitute termination without Cause nor provide you with Good Reason and does not entitle you to Severance.

ASSIGNMENT                    The Company may assign or otherwise transfer this
                              Agreement and any and all of its rights, duties, obligations, or interests under it to any of its affiliates or subsidiaries or

                                    to any business entity that at any time by merger, consolidation, or otherwise acquires substantially all of the Company's stock or assets or to which the Company transfers substantially all of its assets.

                              Upon such assignment or transfer, any such business entity will be treated as substituted for the Company for all purposes. You agree that such assignment or transfer does not by itself entitle you to Severance. This Agreement binds and benefits the Company, its successors or assigns, and your heirs and the personal representatives of your estate. Without the Board's prior written consent, you may not assign or delegate this Agreement or any rights, duties, obligations, or interests under it.

                              You specifically agree that the assignment will, unless the Company provides otherwise, include the restrictive covenants of Exhibit A, including the noncompetition and nonsolicitation provisions.

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SEVERABILITY                  If the final determination of an arbitrator or a
                              court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement (including any provision of Exhibit A) is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

AMENDMENT; WAIVER             Neither you nor the Company may modify, amend, or
                              waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

WITHHOLDING                   The Company will reduce its compensatory payments
                              to you for withholding and FICA taxes and any other withholdings and contributions required by law.

GOVERNING LAW                 The laws of the State of Connecticut (other than
                              its conflict of laws provisions) govern this Agreement.

NOTICES Notices must be given in writing by personal delivery or by overnight delivery. You should send or deliver your notices to the Company's corporate headquarters, addressed to the Chair of the Committee. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the other. You and the Company agree that notice is received on the date it is personally delivered or the date of guaranteed delivery by the overnight service.

PARACHUTE PAYMENTS            The Company will make the payments under this
                              Agreement without regard to whether the
                              deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue
                              Code of 1986 (the "CODE") and without regard to whether such payments would subject you to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total
                              After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of your options) under this

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                              Agreement, then the amounts payable under this
                              Agreement will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and (ii) second, by reducing or eliminating the vesting of your options and stock that occurs as a result of such Change of Control, to the extent necessary to maximize the Total After-Tax Payments. The Company's independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "TOTAL AFTER-TAX PAYMENTS" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to you or for your benefit (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

SUPERSEDING EFFECT            This Agreement supersedes any prior oral or
                              written agreements between you and the Company.
                              This Agreement supersedes all prior or
                              contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement. All such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

                        SIGNATURES ON THE PAGE FOLLOWING

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If you accept the terms of this Agreement, please sign in the space indicated
below. We understand that you have consulted with counsel to help you understand your obligations under this Agreement, and we encourage you to consult with any other advisers you think appropriate.

                                        ADVO, INC.

                                   By: /s/ DONALD S. SCHNEIDER
                                      --------------------------------------
                                   Name: Donald S. Schneider

                                   Title: Senior Vice President, Human Resources

I accept and agree to the terms of employment set forth in this Agreement:

/s/ S. SCOTT HARDING
--------------------------------
         S. SCOTT HARDING

Dated: October 11, 2004

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                                    Exhibit A

        NONCOMPETITION, NONSOLICITATION, AND OTHER RESTRICTIVE COVENANTS

      You agree to the provisions of this Exhibit A in consideration of your employment by the Company and salary and benefits under this Agreement. You acknowledge that you will perform services for the Company in a position that will allow you access to various trade secrets and confidential information belonging to the Company and its affiliates. You agree that the Company has a legitimate business interest in preserving its confidential information and business secrets from unauthorized disclosure, and in protecting its goodwill. While the Company (or its successor or transferee) employs you and to the end of the Restricted Period (as defined below), you agree as follows:

NO COMPETITION                You will not, directly or indirectly, be employed
                              by, lend money to, or engage in any Competing
                              Business within the Market Area (each as defined below). That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) that constitutes such a Competing Business. You also will not invest or hold equity or options in any Competing
                              Business, provided that you may own up to 1% of the outstanding capital stock of any corporation that is actively publicly traded without violating this NO COMPETITION covenant, so long as you have no involvement beyond passive investing in such business and you comply with the second sentence of this paragraph. You further agree not to use, incorporate, or otherwise create any business organization or domain name using, any name confusingly similar to "ADVO, INC." or any other name under which the Company does business.

                              If, during the Restricted Period, you are offered and want to accept employment with an existing business or you start or join a new business that engages in activities similar to the Company's, you will inform the Board in writing of the identity of the business, your proposed duties with an existing business or the proposed business plan of your new business, and the proposed starting date of your employment or that new business. You will also inform any existing business of the terms of this Exhibit A. The Company will analyze the proposed employment or the creation of your new business and make a good faith determination as to whether it would threaten the Company's legitimate competitive interests. If the Company determines that the proposed employment or the creation of your new business would not pose an unacceptable

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                              threat to its interests, the Company will notify
                              you that it does not object to the employment or the creation of your new business.

                              You acknowledge that, during the portion of the Restricted Period that follows your employment, you may engage in any business activity or gainful employment of any type and in any place except as described above. You acknowledge that you will be reasonably able to earn a livelihood without violating the terms of this Agreement.

                              You understand and agree that the rights and obligations set forth in this NO COMPETITION Section will continue and will survive through the Restricted Period.

Definitions

      Competing               Competing Business means any service or product of
      Business                any person or organization other than the
                              Company and its successors, assigns, or
                              subsidiaries (collectively, the "COMPANY GROUP") that competes with any service or product of the Company Group provided by any member of the Company Group during your employment or upon which or with which you have worked for the Company or the Company Group or about which you acquire knowledge while working for the Company or the Company Group.

      Market Area             The Market Area consists of the United States of
                              America. You agree that the Company provides goods and services both at its facilities and at the locations of its customers or clients and that, by the nature of its business, it operates throughout the Market Area.

      Restricted              For purposes of this Agreement, the RESTRICTED
      Period                  PERIOD begins on the Effective Date and ends on
                              the first anniversary of the date your employment with the Company Group ends for any reason (or, if later, the end of the Severance Period, if any).

NO INTERFERENCE;              During the Restricted Period, you agree that you
NO SOLICITATION               will not, directly or indirectly, whether for
                              yourself or for any other individual or entity
                              (other than the Company or its affiliates or subsidiaries),

                                    solicit for any Competing Business any
                                    person or entity who is, or was, within the 12 months preceding the end of your employment with the Company, a customer, customer representative (such as an agency), a prospect (with respect to which any member of the Company Group has incurred substantial costs or with which you have been involved), or a client of the Company Group within the Market Area, with the 12 month period reduced to six months for prospects with which you have not been involved;

                                    hire away or endeavor to entice away from the Company Group any employee (other than your personal assistant) or any other person or entity whom the Company Group engages to perform services or supply products and including, but not limited to, any independent contractors, consultants, engineers, or sales representatives or any contractor, subcontractor, supplier, or vendor; or

                                    hire any person (other than your personal assistant) whom the Company Group employs or employed within the 12 months preceding the date as of which you attempt to hire the person.

SECRECY

      Preserving              Your employment with the Company under (and, if
      Company                 applicable, before) this Agreement will give you
      Confidences             access to Confidential Information (as defined
                              below). You acknowledge and agree that using, disclosing, or publishing any Confidential
                              Information in an unauthorized or improper manner could cause the Company or Company Group to incur substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you agree with the Company that you will not at any time, except in performing your employment duties to the Company or the Company Group under this Agreement (or with the Board's prior written consent), directly or indirectly, use, disclose, or publish, or knowingly or negligently permit others not so authorized to use, disclose, or publish any Confidential Information that you may learn or become aware of, or may have learned or become aware of, because of your prior or continuing employment, ownership, or association with the Company or the Company Group or any of their predecessors, or use any such information in a manner detrimental to the interests of the Company or the Company Group.

      Preserving              You agree not to use in working for the Company
      Others'                 Group and not to disclose to the Company Group any
      Confidences             trade secrets or other information you do not have
                              the right to use or disclose and that the Company
                              Group is not free to use without liability of any kind. You agree to inform the Company promptly in writing of any patents, copyrights, trademarks, or other proprietary rights known to you that the Company or the Company Group might violate because of information you provide.

      Confidential            "CONFIDENTIAL INFORMATION" includes, without
      Information             limitation, any matters protected under the
                              Uniform Trade Secrets Act and any information that the Company or the Company Group has not previously disclosed to the public or to the trade with respect to the Company's or the Company
                              Group's present or future business, including its operations, services, products, research, inventions, invention disclosures, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, systems, trade secrets, copyrights, software, source code, object code, patent applications, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, consumer targeting techniques, financial information
                              (including the revenues, costs, or profits associated with any of the Company's or the Company Group's products or services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company or the Company Group that may be of value to the Company or the Company Group, but excludes any information already properly in the public domain or hereafter acquired from a source other than you in a manner that did not involve a breach of the disclosing party's obligations, or that you prove through documentation you knew other than through your association with the Company. "Confidential
                              Information" also includes, without limitation, confidential and proprietary information and trade secrets that third parties entrust to the Company or the Company Group in confidence.

                              You understand and agree that the rights and obligations set forth in this SECRECY Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company or the Company Group.

EXCLUSIVE PROPERTY            You confirm that all Confidential Information is
                              and must remain the exclusive property of the Company or the relevant member of the Company
                              Group. Any office equipment (including computers) you receive from the Company Group in the course of your employment and all business records, business papers, and business documents you keep or create, whether on digital media or otherwise, in the course of your employment by the Company relating to the Company or any member of the Company Group must be and remain the property of the Company or the relevant member of the Company
                              Group. Upon the termination of this Agreement with the Company or upon the Company's request at any time, you must promptly deliver to the Company or to the relevant member of the Company Group any such office equipment (including computers) and any Confidential Information or other materials
                              (written or otherwise) not available to the public or made available to the public in a manner you know or reasonably should recognize the Company did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. You agree that you will not, without the Company's consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials. You understand and agree that the rights and obligations set forth in this EXCLUSIVE PROPERTY Section will continue indefinitely and will survive termination of this Agreement and your employment with the Company
                              Group.

COPYRIGHTS,                   You agree that all records (in whatever media),
DISCOVERIES,                  including written works, documents, papers,
INVENTIONS, AND               notebooks, drawings, designs,technical
PATENTS                       information, source code, object code, processes,
                              methods or other copyrightable or otherwise protected works you conceive, create, author, prepare derivative works from, make, invent, or discover that relate to or result from any work you perform or performed for the Company or the Company Group or that arise from the use or assistance of the Company Group's facilities, materials, personnel, or Confidential Information in the course of your employment (whether or not during usual working hours), whether conceived, created, authored, discovered, made, or invented individually or jointly with others, will be and remain the absolute property of the Company (or another appropriate member of the Company Group, as specified by the Company), as will all the worldwide patent, copyright, trademark, service mark, trade secret, or other intellectual property rights in all such works. (All references in this section to the Company include the members of the Company Group, unless the Company determines otherwise.) You irrevocably and unconditionally waive all rights, wherever in the world enforceable, that vest in you (whether before, on, or after the date of this Agreement) in connection with your authorship of any such copyrightable works in the course of your employment with the Company Group or any predecessor. Without limitation, you waive the right to be identified as the author, inventor, creator, or facilitator
                              (whether solely or jointly) of any such
                              copyrightable works and the right not to have any such works subjected to derogatory treatment. You recognize any such works are "works for hire" for which the Company Group retains all rights, title, and interest to any underlying intellectual property rights, including copyright protections.

                              You will promptly disclose, and hereby grant, and assign all rights, title, and interest in ownership to the Company (or other member of the Company Group, as specified by the Company) for its or their sole use and benefit any and all intellectual property, including all ideas, processes, inventions (whether patentable or not), invention disclosures, discoveries, improvements, technical information, trademarks, service marks, and copyrightable works (whether patentable or not) that you develop, acquire, conceive, reduce to practice, author, or prepare derivative works from (whether or not during usual working hours) while the Company or the Company Group employs you. You will promptly disclose and hereby grant and assign ownership to the Company of all intellectual property, including utility and design patents, copyrights, and trademarks, or service marks, including any associated registrations, applications, renewals, extensions, continuations, continuations-in-part, requests for continued examination, divisions, or reissues thereof or any foreign equivalents thereof (such intellectual property and related rights being referred to collectively as "PROTECTED INTERESTS"), that may at any time be filed or granted for or upon any such intellectual property. In connection therewith:

                                    You will, without charge but at the
                                    Company's expense, promptly execute and
                                    deliver such applications, assignments,
                                    descriptions, and other instruments as the Company may consider reasonably necessary or proper to vest title to any Protected Interests in the Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and

                                    You will provide to the Company at its
                                    expense all such assistance as the Company may reasonably require in the prosecution of applications for such Protected Interests, in the prosecution or defense of interferences that may be declared involving any such Protected Interests, and in any litigation in which the Company or the Company Group may be involved relating to any such Protected Interests. The Company will reimburse you for reasonable out-of-pocket expenses you incur and pay you reasonable compensation for your time if the Company Group no longer employs you.

                              You and the Company agree that Exhibit C lists and briefly describes works, inventions, discoveries, proprietary information, patents and patent applications, and copyrighted or copyrightable works (including contemplated works) that the Company will not contest are owned (or will be owned) by you or any entity to which you have assigned them. You agree that you have no ownership interest in any other such works or related patents or copyrights that relate in any way to the business of the Company or the Company Group.

                              To the extent, if any, that you own rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that have been or become incorporated in the work product you create for the Company Group, you agree that the Company (and/or, as the Company specifies, other members of the Company Group) will have an unrestricted, non-exclusive, royalty-free, perpetual, transferable license in such intellectual property, including the rights to make, use, sell, offer for sale, and sublicense (through multiple tiers), reproduce, prepare derivative works from, distribute copies of, publicly perform, or publicly display such works and property in whatever form, and you hereby grant such license to the Company (and the Company Group).

                              This COPYRIGHTS, DISCOVERIES, INVENTIONS AND
                              PATENTS section does not apply to an invention that you developed entirely on your own time without using the Company Group's equipment, supplies, facility, or trade secret information except for those inventions that (i) relate to the Company Group's business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Company Group.

MAXIMUM LIMITS                You agree that the time, territory, and scope of
                              this Exhibit A are reasonable and necessary for protection of the Company's legitimate business interests. If any of the provisions of Exhibit A are ever deemed to exceed the time, geographic area, or activity limitations the law permits, you and the Company agree to reduce the limitations to the maximum permissible limitation, and you and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

NO IMPROPER                   You will neither pay nor knowingly or negligently
PAYMENTS                      permit payment of any remuneration to or on behalf
                              of any governmental official other than payments required or permitted by applicable law. You will comply fully with the Foreign Corrupt
                              Practices Act of 1977, as amended. You will not, directly or indirectly,

                                    make or knowingly or negligently permit any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of what form, whether in money, property, or services to obtain favorable treatment for
                                          business secured,

                                          to pay for favorable treatment for
                                          business secured,

                                          to obtain special concessions or for
                                          special concessions already obtained,
                                          or

                                          in violation of any legal requirement,
                                          or

                                    establish or maintain any fund or asset
                                    related to the Company that is not recorded in the Company's books and records, or take any action that would violate (or would be part of a series of actions that would violate) any U.S. law relating to international trade or commerce, including those laws relating to trading with the enemy, export control, and boycotts of Israel or Israeli products.

INJUNCTIVE RELIEF             Without limiting the remedies available to the
                              Company, you acknowledge

                                    that a breach of any of the covenants in this Exhibit A will result in material irreparable injury to the Company and Company Group for which there is no adequate remedy at law, and that it will not be possible to measure
                                    damages for such injuries precisely.

                              You agree that, if there is a breach or threatened breach, the Company or any member of the Company Group may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by any provisions of this Exhibit A or such other relief as may be required to specifically enforce any of the covenants in this Exhibit A. The Company or any member of the Company

                              Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the Company's or the Company Group's recovery of monetary damages and compensation. You also agree that the Restricted Period or such longer period during which the covenants hereunder by their terms survive will extend for all periods for which a court with personal jurisdiction over you finds that you violated the covenants contained in this Exhibit A.

                                    Exhibit B

                                CHANGE IN CONTROL

      A Change in Control for this purpose means the occurrence of any one or more of the following events:

                  (i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together;

                  (ii) complete or substantially complete dissolution or liquidation of the Company;

                  (iii) a person, entity, or group acting together acquires or attains ownership of more than 30% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("COMPANY VOTING SECURITIES");

                  (iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent;

                  (v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest;

                  (vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the "INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that two-thirds of Incumbent Directors approve for service on the Board are treated as Incumbent Directors; or

                  (vii) any other event occurs that the Board determines, in its discretion, would materially alter the structure of the Company's ownership.

            The Board or the Committee will have the same authority to determine the existence of a Change in Control under this definition as each has under the Company's 1998 Incentive Compensation Plan.

                                    Exhibit C

                   PRIOR WORKS, INVENTIONS, DISCOVERIES, ETC.

                                      None

                                     Page 22